Exhibit 99.1

   Discovery Laboratories Completes $12.8 Million Private Placement Financing

Doylestown, PA -- November 6, 2002 -- Discovery Laboratories, Inc. (Nasdaq:
DSCO), a late-stage specialty pharmaceutical company leveraging its technology in humanized lung surfactants to develop novel respiratory disease therapies and pulmonary drug delivery products, today announced that it has completed the sale of securities in a private placement to selected institutional and accredited investors for gross proceeds of approximately $12.8 million.

Under the terms of the financing, Discovery sold approximately 6.4 million newly issued shares of Common Stock at a price of $1.94 per share. The offering price represented an "at market" price per common share based on the average of the daily closing price of the common stock for the three trading days preceding the execution of the definitive purchase agreements. For an additional $0.125 per underlying common share, the investors also purchased warrants exercisable for approximately 2.9 million shares of common stock with an exercise price of $2.425 per share.

The financing was led by Bio Asia Investments, LLC, and included Heartland Value Fund, Special Situations Funds, SDS Capital Partners, DMG, LLC, State Street Research Health Science Fund, PharmaBio Development, Inc. (the investment subsidiary of Quintiles Transnational Corp.), Laboratorios Del Dr. Esteve S.A., and an accredited, experienced life science investor. Gerard Klauer Mattison & Co., Inc. acted as the placement agent for this transaction.

John G. Cooper, Senior Vice President and CFO commented, "We are very pleased with the successful closing of this private placement. Even in this difficult financing environment for the biotechnology industry, investor interest exceeded the $13 million limit established by our Board of Directors for this financing. The confidence demonstrated by these quality investors reflects positively on our Company and the potential of bringing surfactant therapies to respiratory medicine. Based on our current plan, our financial resources should be adequate to satisfy our capital needs to mid-2004."

"Surfactant replacement therapy has the potential to address life threatening respiratory disorders and large pharmaceutical markets," said Robert J. Capetola, Ph.D., President and CEO. "To my knowledge, we are the only company with the technology to produce high quality humanized surfactants for a variety of respiratory diseases. Significant milestones are anticipated for Discovery in 2003, most notably the planned filing of our NDA in Q2 for Surfaxin(R) for Respiratory Distress Syndrome in premature infants, the Phase 2 clinical trial results for Surfaxin in Acute Respiratory Distress Syndrome in adults, entering the clinic with an aerosolized surfactant for acute asthma, and establishing partnerships for developing our humanized surfactant for pulmonary drug delivery."

The securities sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration. Discovery has agreed to provide, no later than 90 days after the closing of the private placement, an effective SEC registration statement for the resale of the shares and the shares underlying the warrants.

About Discovery Laboratories

Discovery Laboratories, Inc. is a specialty pharmaceutical company leveraging the only platform technology in humanized lung surfactants to develop a number of potential novel respiratory therapies and pulmonary drug delivery products. Surfactants are produced naturally in the lungs and are critical to all air-breathing mammals. Discovery's technology is being developed initially for critical care patients with life-threatening respiratory disorders where there are few or no approved therapies available. Surfaxin(R), Discovery's lead product, is currently in Phase 3 clinical trials for Respiratory Distress Syndrome (RDS) in premature infants, a Phase 3 clinical trial for Meconium Aspiration Syndrome (MAS) in full-term infants, and a Phase 2 clinical trial for Acute Respiratory Distress Syndrome (ARDS) in adults. Aerosol formulations are being developed in an effort to treat other respiratory conditions such as asthma, chronic obstructive pulmonary disease, and acute lung injury, and as a novel pulmonary drug delivery vehicle to render drugs more effective when delivered to or via the respiratory tract. Discovery is developing a dedicated sales and marketing capability through a collaboration with Quintiles for the United States, and has a strategic alliance with Esteve for Europe and Latin America. Interested parties can receive corporate updates by sending their email addresses to dsco@focuspartners.com. More information about Discovery Laboratories is available on the Company's Web site at www.discoverylabs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. To the extent that statements in this press release are not strictly historical, including statements as to the Company's business strategy, outlook, objectives, plans intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's product development, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, the risk that the Company will not be able to raise additional capital or enter into additional collaboration agreements, risks relating to the progress of the Company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the Company's periodic filings with the Securities and Exchange Commission including the most recent reports on Forms 10-KSB, 8-K, 10-QSB and 10-Q, and amendments thereto.

Company Contact:                              Investor Contact:
        John G. Cooper                             Harvey Goralnick/David Zazoff
        SVP/CFO                                    FOCUS Partners LLC
        215-340-4699                               212-752-9445
        ir@discoverylabs.com                       dsco@focuspartners.com

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